Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hennessy Advisors, Inc.:

We consent to incorporation of our report dated November 4, 2004, regarding the balance sheet of Hennessy Advisors, Inc. as of September 30, 2004, and the related statements of income, stockholders’ equity, and cash flows for the year then ended, into the annual report of Hennessy Advisors, Inc., being filed on Form 10-KSB.

Pisenti & Brinker LLP

Petaluma, California

December 5, 2005